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                            SECRETARY'S CERTIFICATE

   I, Richard C. Pearson, Secretary of Met Investors Series Trust (the "Trust"), hereby certifies that the following resolutions were adopted by the Board of Trustees of the Trust (all Trustees voting) and separately by a majority of the Trustees who are not "interested persons" of the Trust as defined in the Investment Company Act of 1940, as amended at a meeting duly called and held on May 24, 2006, at which a quorum was present and acting throughout:

   RESOLVED, that the fidelity bond coverage for the period from June 1, 2006 to June 1, 2007 written by National Union Fire Insurance Company (the "Bond"), in the aggregate amount of $5 million covering among others, officers and employees of the Trust in accordance with the requirements of Rule 17g-1 ("Rule 17g-1") promulgated by the Securities and Exchange Commission (the "SEC") under Section 17(g) under the Investment Company Act of 1940, as amended (the "1940 Act"), is reasonable in form and amount, having given due consideration to, among other things, (i) the value of the aggregate assets of the Trust to which any covered person may have access,
   (ii) the types and terms of the arrangements made for the custody and safekeeping of such assets, (iii) the nature of the securities in the portfolios of the Trust and (iv) the amount of the bond and the premium for such bond; and it is

   FURTHER RESOLVED, that the premium of $19,435 for the Bond for the period from June 1, 2006 to June 1, 2007 is determined to be reasonable and is hereby approved in all respects; and it is

   FURTHER RESOLVED, that the obtaining of said Bond is deemed by the Board of Trustees of the Trust (all Trustees voting) and separately by a majority of the Trustees who are not "interested persons" of the Trust as defined in the 1940 Act, to be reasonable as to amount, type and form and in the best interest of the Trust and each Portfolio and it is hereby approved; and it is

   FURTHER RESOLVED, that the Secretary of the Trust shall file or cause to be filed the Bond and any appropriate notices with the SEC in accordance with Paragraph (g) of Rule 17g-1 of the 1940 Act concerning the Bond; and it is

   FURTHER RESOLVED, that the appropriate officers of the Trust be, and each hereby is, authorized to execute such documents, to make any and all payments and to take such actions as may be necessary or appropriate to carry out the purposes and intent of the preceding resolutions, the execution and delivery of such documents or taking of such actions to be conclusive evidence of the Board's approval.

/s/ Richard C. Pearson
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Richard C. Pearson
Secretary of Met Investors Series Trust

Dated: September 7, 2006